EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation of the reference to the proved reserves, as of December 31, 2009, attributable to certain properties owned by HKN, Inc., which appear in the Annual Report on Form 10-K for the year ended December 31, 2009, in this Amendment No.1 to Registration Statement on Form S-3, to be filed on December 8, 2010, of HKN, Inc. We further consent to reference to the name “CREST Engineering Services, Inc.” in the “Experts” section of the Registration Statement on Form S-3.

CREST Engineering Services, Inc.

BY:	/s/ Waterson Calhoun
Waterson Calhoun

Tyler, Texas

December 8, 2010